Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. (333-11448, 333-103576, 333-102649 and 333-67859) on Form S-8 and Registration Statement Nos. (333-121549 and 333-59059) on Form S-3 of our report dated March 8, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in the method of accounting for asset retirement obligations), relating to the consolidated financial statements of VAALCO Energy, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of VAALCO Energy, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Houston, Texas

May 4, 2006